Exhibit 99.1

Contacts:	Michael J. Friesema
Vice President – Corporate Development
(303) 649-1900
mfriesema@penx.com

PENFORD REPORTS FIRST QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

•	Net income nearly triples to $1.7 million, or $0.14 per diluted share, from $0.6 million or $0.05 per diluted share, last year.

•	Revenue increased 4.5% to $94.9 million, with both segments delivering record quarterly sales.

•	Gross margin expanded by 12% to $13.3 million.

CENTENNIAL, CO, January 9, 2013 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for industrial and food applications, today reported first quarter 2013 results.

For the first quarter ended November 30, 2012 consolidated sales increased 4.5% to $94.9 million from $90.7 million a year ago. The Company reported first quarter net income of $1.7 million, or $0.14 per diluted share, compared with net income of $0.6 million or $0.05 per diluted share last year.

A table summarizing quarterly and annual financial results is shown below:

Penford Corporation – Financial Highlights

(In thousands)	Q1 FY 13	Q4 FY 12	Q3 FY 12	Q2 FY 12	Q1 FY 12
Food Ingredients:
Sales	$27,654	$25,543	$26,173	$24,904	$25,924
Gross margin	8,104	8,098	8,225	7,626	8,221
Operating income	5,355	5,028	5,362	5,247	5,959
Depreciation and amortization	485	473	512	498	505

Industrial Ingredients:
Sales	$67,205	$65,962	$66,751	$61,284	$64,822
Gross margin	5,154	3,149	3,229	1,775	3,586
Operating income (loss)	1,387	(767)	75	(985)	743
Depreciation and amortization	2,813	2,781	2,772	2,697	2,629

Consolidated:
Sales	$94,859	$91,505	$92,924	$86,188	$90,746
Gross margin	13,258	11,247	11,454	9,401	11,808
Operating income	4,020	476	3,573	1,650	4,359
Depreciation and amortization	3,383	3,409	3,632	3,574	3,512

Highlights for the first quarter are as follows:

Food Ingredients Division

•	Food Ingredients reported record quarterly sales of $27.7 million.

•

Revenue gains of 6.7% were primarily led by strong sales in protein and sauces end markets. The revenue increase was partially offset by a 3% decline in sales of coatings applications, which reflected a pipeline build from a new product introduction in the year ago quarter.

•	Operating income declined 10% due to higher investment spending in R&D and commercial resources.

Industrial Ingredients Division

•	Revenue for the first quarter increased 4% to $67.2 million on growth in industrial starch volumes, as well as contributions from the Carolina Starches business acquired in January 2012.

•

The revenue gain was partially offset by lower ethanol sales, down 28% from weaker pricing and lower volume. The Industrial Division shifted more of its production to higher margin starches. Ethanol revenue represented 35% of Industrial sales in the first quarter, down from 50% last year.

•

Gross margin improved 44% to $5.2 million, and operating income rose 87% over the prior year on higher starch sales, lower unit costs and better manufacturing yields, but slightly offset by increased investment in R&D and commercial support for the Company’s bioproducts platform.

•

During the quarter the Company received approval from the City of Cedar Rapids, IA for an agreement which will permit the Company to acquire an 11 acre park adjacent to the Company’s Cedar Rapids plant for future expansion of the Company’s bioproducts and other operations.

Consolidated Results

•	Interest expense declined by 55% to $1.1 million in the first quarter of fiscal 2013, reflecting the complete redemption of the Series A 15% Preferred Stock in fiscal 2012.

•

The Company’s effective tax rate in the first quarter of 2013 was 38.5% compared to 70% for the same period last year. The decrease in the effective rate was primarily due to the redemption of the Company’s preferred stock. Dividends and discount accretion on the preferred stock, which were reported as interest expense, were not deductible for tax purposes.

Conference Call

Penford will host a conference call to discuss fiscal 2013 first quarter results today, January 9, 2013 at 7:30 a.m. Mountain Time (9:30 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 9, 2013, please phone 1-877-407-9205 at 7:20 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three Months Ended November 30
(In thousands, except per share data)	2012	2011
	(unaudited)
Consolidated Results
Sales	$94,859	$90,746
Income from operations	$4,020	$4,359
Net income	$1,707	$592
Earnings per share, diluted	$0.14	$0.05
Cash Flows
Cash flow provided by (used in):
Operating activities	$6,247	$12,182
Investing activities	(3,425)	(2,447)
Financing activities	(2,855)	(9,752)

Decrease in cash	$(33)	$(17)

Balance Sheets

	November 30, 2012	August 31, 2012
	(unaudited)
Current assets	$90,210	$91,965
Property, plant and equipment, net	112,390	113,191
Other assets	29,853	31,023

Total assets	232,453	236,179

Current liabilities	32,250	36,138
Long-term debt	82,954	84,004
Other liabilities	47,870	47,187
Shareholders’ equity	69,379	68,850

Total liabilities and equity	$232,453	$236,179

Penford Corporation

Consolidated Statements of Operations

	Three Months Ended November 30,
	(unaudited)
(In thousands, except per share data)	2012	2011
Sales	$94,859	$90,746
Cost of sales	81,601	78,938

Gross margin	13,258	11,808
Operating expenses	7,773	6,109
Research and development expenses	1,465	1,340

Income from operations	4,020	4,359
Interest expense	1,081	2,397
Other non-operating income (expense), net	(163)	20

Income before income taxes	2,776	1,982
Income tax expense	1,069	1,390

Net income	$1,707	$592

Weighted average common shares and equivalents outstanding, diluted	12,372	12,330
Earnings per common share, diluted	$0.14	$0.05